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                                                                      Exhibit 11

                               OccuSystems, Inc.
                         Net Income for 1996 and 1995
                Numbers, except per share amounts, in thousands

                                                                Year Ended
                                                            ------------------
                                                            12/31/96  12/31/95
                                                            --------  --------
Net Income                                                  $11,033   $ 3,220

Interest on Common Stock Equivalents, net of tax                146       366
                                                            -------   -------
Primary Earnings                                            $11,179   $ 3,586
                                                            =======   =======

Wtd. Average Shares                                          22,029    19,115

Net Income Per Share                                        $  0.51   $  0.19

Weighted Common Shares Outstanding                           20,766    17,474

Weighted Common Share Equivalents Outstanding                 1,262     1,641
                                                            -------   -------
Weighted Average Shares Outstanding                          22,029    19,115
                                                            =======   =======
